TRADING SYMBOLS:
In the U. S.: NYSE MKT: HTM and in Canada: TSX: GTH	November 19, 2012

U.S. GEOTHERMAL’S NEAL HOT SPRINGS PROJECT
ACHIEVES COMMERCIAL OPERATION

BOISE, Idaho – November 19, 2012 (NYSE MKT: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that on November 16, 2012 its wholly owned subsidiary, USG Oregon LLC, achieved commercial operation at the Neal Hot Springs project located near Vale, Oregon.

Under the terms of the project power purchase agreement, electricity generated by the three-module power plant will now be sold to Idaho Power Company at the rate of $96.00 per megawatt-hour for the remainder of 2012 and at the rate of $99.00 per megawatt-hour for the power produced during 2013. Currently, two power modules are operating on a continuous basis, producing approximately 16 to 18 net megawatts per hour. The third power module is scheduled to begin commissioning and start-up activities during the last week of November. With three modules operating at full capacity the project is expected to generate between 165,000 to 185,000 megawatt-hours of electricity each year.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy and is operating geothermal power projects at Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon. The company is developing El Ceibillo, an advanced stage, steam geothermal prospect located within a 24,710 acre (100sq km) energy rights concession area located 8.5 miles (14 km) from Guatemala City, the largest city in Central America.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, the results from the start up activities and ongoing production potential of Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT and the TSX do not accept responsibility for the adequacy of this release.

Website: www.usgeothermal.com	NYSE MKT: HTM TSX: GTH